EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Announces the Appointment of New Board Member

HERCULES, CA - November 1, 2011 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced today that Deborah J. Neff has been appointed to its Board of Directors.

Ms Neff, a 25-year veteran of healthcare and life sciences industries, is President and Chief Executive Officer of Pathwork Diagnostics, Inc., and also serves on its Board of Directors, a position she has held since 2006. From 2003 she was CEO of Predicant Biosciences until 2006 when she formed and became President and Chief Executive Officer of Pathwork Diagnostics.

From 1988 to 2003, Ms Neff was in various management positions at BD Biosciences, a business segment of Becton Dickinson & Co., serving as worldwide President from 1995 to 2003. Prior to that, she held management positions at several other life science companies and in clinical laboratories.

Ms Neff earned a Bachelor of Science degree in physiology from the University of California, Davis, and completed graduate study in immunohemoatology at Memorial Hospital Medical Center in Long Beach, California. She served on the board of Advanced Medical Optics, Inc., and is a member of the Dean's Leadership Council for the College of Biological Sciences at the University of California, Davis.
“We are pleased to welcome Deborah to our Board,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Her extensive experience in the healthcare and life sciences industries will be a valuable addition to Bio-Rad.”

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About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues exceeding $1.9 billion in 2010. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information, contact:
Tina Cuccia, Corporate Communications Manager
Bio-Rad Laboratories, Inc.
510-724-7000
tina_cuccia@bio-rad.com